Exhibit 21.1

List of Subsidiaries of Slack Technologies, Inc.

Slack Australia PTY LTD (Australia)

Slack Canada LTD. (Canada)

Slack France (SAS) (France)

SLACK FUND L.L.C. (Delaware)

Slack India, LLP (India)

Slack Japan K.K. (Japan)

Slack Netherlands B.V. (Netherlands)

Slack Singapore PTE LTD. (Singapore)

Slack Sweden AB (Sweden)

Slack Technologies GmbH (Germany)

Slack Technologies Korea, LLC (South Korea)

Slack Technologies Limited (Ireland)

Slack UK Limited (United Kingdom)